Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 796-8350 fax: (617) 796-8349

FOR IMMEDIATE RELEASE	Contact:
Timothy Bonang,
Manager of Investor Relations
(617) 796-8350
www.snhreit.com

HRPT Properties Trust Sells Shares in Senior Housing Properties Trust

Newton, MA (March 22, 2006):  Senior Housing Properties Trust (NYSE: SNH) today announced that HRPT Properties Trust (NYSE: HRP) has sold its remaining position in SNH through the sale of 7,710,738 common shares under an existing shelf registration statement.  HRPT paid all the costs associated with this transaction and SNH will not receive any proceeds from the sale of the shares.

UBS Investment Bank and Wachovia Securities acted as sole underwriters for the transaction.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of the state.  Copies of the final prospectus and prospectus supplement may be obtained from the offices of UBS Investment Bank, Prospectus Department, at 299 Park Avenue, New York, NY 10171 (telephone: 212-821-3000), or Wachovia Securities, 375 Park Avenue, New York, NY 10152 (telephone: 212-214-6400).

Senior Housing Properties Trust is a real estate investment trust, or REIT, that owns 188 senior living properties located in 32 states.  SNH is headquartered in Newton, Massachusetts.

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A Maryland Real Estate Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.